Exhibit 99.1

J.JILL, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR FISCAL 2016 RESULTS

Quincy, MA – March 30, 2017 – J.Jill, Inc. (NYSE:JILL) today announced financial results for the fourth quarter and fiscal year ended January 28, 2017.

Paula Bennett, President and CEO of J.Jill, Inc. stated: “We are very pleased with our fourth quarter performance, which helped drive our strong fiscal 2016 results. We have now delivered positive total company comparable sales in 18 of the last 20 quarters, and year-over-year earnings growth for 20 consecutive quarters. Our 10.8% total company comparable sales growth for the fourth quarter of fiscal 2016 demonstrates our ability to delight our customers with the product assortment and omni-channel shopping experience that builds loyalty for our brand. With our proven formula of data-driven decision making, we believe that we have the right strategies in place to grow profitably, and we plan to continue the momentum that we achieved in 2016 into 2017 and beyond.”

For the fourth quarter ended January 28, 2017:

•	Total net sales increased by 14.8% to $166.9 million from $145.4 million in the fourth quarter of fiscal 2015.

•	Total company comparable sales, which includes comparable store sales and direct to consumer comparable sales, increased by 10.8%.

•	Direct to consumer net sales represented 48.8% of total net sales, up from 46.1% in the fourth quarter of fiscal 2015.

•	Gross profit increased to $105.5 million from $91.4 million in the fourth quarter of fiscal 2015. As a percentage of total net sales, gross profit was 63.2% compared to 62.9% in the fourth quarter of fiscal 2015.

•	SG&A was $94.6 million compared to. $85.2 million in the fourth quarter of fiscal 2015, and as a percentage of total net sales was 56.7% compared to 58.6% in the fourth quarter of fiscal 2015. Fourth quarter 2016 SG&A included $2.5 million of net non-recurring expenses.

•	Income from operations, inclusive of net non-recurring SG&A expenses, increased to $10.8 million, and as a percentage of total net sales was 6.5% compared to 4.3% in the fourth quarter of fiscal 2015.

•	Adjusted EBITDA* for the fourth quarter of fiscal 2016 increased by 45.7% to $22.5 million from $15.4 million in the fourth quarter of fiscal 2015.

•	Income tax expense increased to $3.7 million from $0.8 million in the fourth quarter of fiscal 2015, and the effective tax rate was 64.7% compared to 35.0% in the fourth quarter of 2015.

•	Diluted earnings per share for the fourth quarter of fiscal 2016 were $0.05 compared to $0.03 in the fourth quarter of fiscal 2015.

•	Adjusted diluted earnings per share* for fourth quarter of fiscal 2016, which excludes net non-recurring expenses, were $0.08 compared to adjusted diluted earnings per share of $0.04 in the fourth quarter of fiscal 2015.

For the fiscal year ended January 28, 2017:

•	Total net sales increased by 13.7% to $639.1 million from $562.0 million in pro forma fiscal 2015.

•	Total company comparable sales, which includes comparable store sales and direct to consumer comparable sales, increased by 11.2%.

•	Direct to consumer net sales represents 43.2% of fiscal 2016 net sales, up from 39.8% in pro forma fiscal 2015.

•	Gross profit increased to $427.9 million from $373.2 million in pro forma fiscal 2015. As a percentage of total net sales, gross profit was 67.0% compared to 66.4% in pro forma fiscal 2015.

•	SG&A was $368.5 million compared to $331.8 million in pro forma fiscal 2015, and as a percentage of total net sales was 57.7% compared to 59.0% in pro forma fiscal 2015. Fiscal year 2016 SG&A included $9.6 million of net non-recurring expenses.

•	Income from operations, inclusive of net non-recurring expenses, increased to $59.4 million, and as a percentage of net sales was 9.3% compared to 7.4% of net sales in pro forma fiscal 2015.

•	Adjusted EBITDA* for fiscal 2016 increased by 29.6% to $106.2 million from $82.0 million in pro forma fiscal 2015.

•	Income tax expense increased to $16.7 million from $10.2 million in pro forma fiscal 2015, and the effective tax rate was 40.9% compared to 41.7% for pro forma fiscal 2015.

•	Diluted earnings per share for fiscal 2016 were $0.55.

•	Adjusted diluted earnings per share* for fiscal 2016, which excludes net non-recurring expenses, were $0.68.

The Company ended fiscal 2016 with $13.5 million in cash and cash equivalents, including the impact of a voluntary pre-payment of $10.1 million (including accrued interest) on its term loan, compared to $27.5 million at the end of fiscal 2015. Inventory at the end of fiscal 2016 increased by 3.5% to $66.6 million compared to $64.4 million at the end of fiscal 2015. The Company opened 14 net new stores in fiscal 2016 and ended the year with 275 stores.

On May 8, 2015, JJill Holdings and JJill Topco Holdings completed the acquisition of the Company (the “Acquisition”). Due to the change in the basis of accounting resulting from the Acquisition, our GAAP statement of operations for the 2015 fiscal year is split into two periods, the Predecessor period from February 1, 2015 to May 7, 2015 and the Successor period from May 8, 2015 to January 30, 2016, which are not necessarily comparable. For comparability, we are also presenting supplemental pro forma financial information for the 2015 fiscal year, giving effect to the Acquisition as if it had occurred on February 1, 2015.

*	Non-GAAP financial measures. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted Net Income” for more information.

Outlook

For the first quarter of fiscal 2017, we expect total comparable sales to increase in the high single digits. GAAP diluted earnings per share are expected to be in the range of $0.14 to $0.16. Adjusted diluted earnings per share, which excludes approximately $2.2 million of non-recurring expenses associated with the company’s initial public offering, are expected to be in the range of $0.17 to $0.19. Both GAAP and adjusted diluted earnings per share include approximately $0.4 million of public company costs not incurred in 2016. This guidance assumes 43.7 million shares outstanding and a 40.0% income tax expense rate.

For the full 2017 fiscal year, on a 52-week basis, we expect total comparable sales to increase in the high single digits. GAAP diluted earnings per share are expected to be in the range of $0.71 to $0.75. Adjusted diluted earnings per share, which excludes approximately $2.8 million of non-recurring expenses associated with the company’s initial public offering, are expected to be in the range of $0.75 to $0.79. Both GAAP and adjusted diluted earnings per share include approximately $1.4 million of public company costs not incurred in 2016. This guidance assumes 43.7 million shares outstanding and a 40.0% income tax expense rate. The 53rd week of fiscal 2017 is expected to contribute an additional $9.0 million in sales and approximately $0.01 of earnings per share.

Conference Call Information

A conference call to discuss fourth quarter and full year fiscal 2016 results is scheduled for today, March 30, 2017, at 8:00 a.m. Eastern Time. Those interested in participating in the call are invited to dial (877) 201-0168 or (647) 788-4901 if calling internationally. Please dial in approximately 10 minutes prior to the start of the call and reference Conference ID 91491628 when prompted. A live audio webcast of the conference call will be available online at http://investors.jjill.com/Investors-Relations/News-Events.

A taped replay of the conference call will be available approximately two hours following the live call and can be accessed both online and by dialing (800) 585-8367 or (416) 621-4642. The pin number to access the telephone replay is 91491628. The telephone replay will be available until Thursday, April 6, 2017.

About J.Jill, Inc.

J.Jill is an omni-channel premier retailer and nationally recognized women’s apparel brand committed to delighting our customers with great wear-now product. The J.Jill brand represents an easy, relaxed, inspired style that reflects the confidence and comfort of a woman with a rich, full life. J.Jill operates an omni-channel platform that delivers a seamless experience to our customers through 275 stores nationwide and a robust ecommerce experience. J.Jill is headquartered outside Boston. For more information, please visit www.JJill.com. The information included on our website is not incorporated by reference herein.

Non-GAAP Financial Measures

To supplement our unaudited consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), we use the following non-GAAP measures of financial performance:

•	Adjusted EBITDA, which represents net income (loss) plus interest expense, provision (benefit) for income taxes, depreciation and amortization, the amortization of the step-up to fair value of merchandise inventory resulting from the application of a purchase accounting adjustment related to the Acquisition, certain Acquisition-related expenses, sponsor fees, equity-based compensation expense, write-off of property and equipment, prior period adjustment for tenant allowances, and other non-recurring expenses, primarily consisting of outside legal and professional fees associated with certain non-recurring transactions and events. We present Adjusted EBITDA on a consolidated basis because our management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period. We also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance of our business and for evaluating on a quarterly and annual basis actual results against such expectations. Further, we recognize Adjusted EBITDA as a commonly used measure in determining business value and as such, use it internally to report results.

•	Adjusted Net Income, which represents net income (loss) plus prior period adjustment for tenant allowances and other non-recurring expenses, primarily consisting of outside legal and professional fees associated with certain non-recurring transactions and events. We present Adjusted Net Income on a consolidated basis because our management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.

•	Adjusted Earnings per Share (“Adjusted EPS”), which represents Adjusted Net Income divided by the number of shares outstanding. Adjusted EPS is presented as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.

While we believe that Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS are useful in evaluating our business, Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS are non-GAAP financial measures that have limitations as analytical tools. Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS should not be considered alternatives to, or substitutes for, net income (loss) or EPS, which are calculated in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS differently or not at all, which reduces the usefulness of Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS as tools for comparison. We recommend that you review the reconciliation and calculation of Adjusted EBITDA , Adjusted Net Income, and Adjusted EPS to net income (loss) and EPS, the most directly comparable GAAP financial measures, under “Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted Net Income” and not rely solely on Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, or any single financial measure to evaluate our business.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by our representatives may contain, “forward-looking statements.” Forward-looking statements include statements under “Outlook” offering and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including risk regarding, our ability to manage inventory or anticipate consumer demand; changes in consumer confidence and spending; our competitive environment; our failure to open new profitable stores or successfully enter new markets and other factors set forth under “Risk Factors” in the Form S-1. Any forward-looking statement made in this press release speaks only as of the date on which it is made. J.Jill undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

(Tables Follow)

J.Jill, Inc.

Consolidated Balance Sheets

As of January 28, 2017 (Successor) and January 30, 2016 (Successor)

(Unaudited)

(Amounts in thousands)

	January 28, 2017 (Successor)	January 30, 2016 (Successor)
Assets
Current assets
Cash and cash equivalents	$13,468	$27,505
Accounts receivable	3,851	3,164
Inventories, net	66,641	64,406
Receivable from related party	1,262	—
Prepaid expenses and other current assets	18,559	20,539

Total current assets	103,781	115,614

Property and equipment, net	102,322	86,810
Intangible assets, net	163,483	179,965
Goodwill	197,026	196,572
Receivable from related party	—	1,850
Other assets	1,033	1,221

Total assets	$567,645	$582,032

Liabilities and Member’s Equity
Current liabilities
Accounts payable	$38,438	$41,041
Accrued Expenses and other current liabilities	46,121	43,591
Current portion of long-term debt	2,799	2,500

Total current liabilities	87,358	87,132

Long-term debt	264,440	237,478
Deferred income taxes	74,750	78,837
Other liabilities	20,132	12,014

Total liabilities	446,680	415,461

Member’s equity
Contributed capital	107,878	162,265
Accumulated earnings (deficit)	13,087	4,306

Total member’s equity	120,965	166,571

Total liabilities and member’s equity	$567,645	$582,032

Note 1: On May 8, 2015, the Company was acquired by Jill Holdings Inc., which is controlled by TowerBrook Capital Partners. The Company accounted for the acquisition in accordance with FASB Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, resulting in a presentation of a Predecessor period (pre-sale) and Successor period (post-sale period).

Note 2: These financial statements are unaudited and are subject to normal and recurring year-end adjustments, which may have a material impact on reported balances. Additionally, statements do not include footnotes.

J.Jill, Inc.

Consolidated Statements of Operations

For the Three Months Ended January 28, 2017 (Successor) and January 30, 2016 (Successor)

(Unaudited)

(Amounts in thousands)

	For the Three Months Ended January 28, 2017 (Successor)	For the Three Months Ended January 30, 2016 (Successor)

Net sales	$166,917	$145,353
Cost of goods sold	61,445	53,906

Gross profit	105,472	91,447
Selling, general and administrative expenses	94,643	85,246

Acquisition-related expenses
Operating income	10,829	6,201
Interest expense	5,040	3,971

Income before income taxes	5,789	2,230
Income tax expense	3,744	781

Net income	$2,045	$1,449

Net income per share attributable to common stockholders
Basic	$0.05	$0.03
Diluted	$0.05	$0.03

Weighted average number of common shares outstanding
Basic	43,747,944	43,747,944
Diluted	43,747,944	43,747,944

J.Jill, Inc.

Consolidated Statements of Operations

For the Twelve Months Ended January 28, 2017 (Successor) and Periods May 8, 2015 Through January 30,

2016 (Successor) and February 1, 2015 Through May 7, 2015 (Predecessor)

(Unaudited)

(Amounts in thousands)

	For the Twelve Months Ended January 28, 2017 (Successor)	For the Period May 8, 2015 - January 30, 2016 (Successor)	For the Period February 1, 2015 - May 7, 2015 (Predecessor)

Net sales	$639,056	$420,094	$141,921
Cost of goods sold	211,117	155,091	44,232

Gross profit	427,939	265,003	97,689
Selling, general and administrative expenses	368,525	246,482	80,151
Acquisition-related expenses	—	—	13,341

Operating income	59,414	18,521	4,197
Interest expense	18,670	11,893	4,599

Income (loss) before income taxes	40,744	6,628	(402)
Income tax expense	16,669	2,322	1,499

Net income (loss)	$24,075	$4,306	$(1,901)

Net income (loss) per share attributable to common stockholders
Basic	$0.55	$0.10	$(0.04)
Diluted	$0.55	$0.10	$(0.04)

Weighted average number of common shares outstanding
Basic	43,747,944	43,747,944	43,747,944
Diluted	43,747,944	43,747,944	43,747,944

Supplemental Unaudited Pro Forma Consolidated Financial Information

The unaudited pro forma consolidated statement of operations for the year ended January 30, 2016 has been derived from our consolidated audited statements of operations and represents the addition of the Predecessor period from February 1, 2015 through May 7, 2015 and the Successor period from May 8, 2015 through January 30, 2016, and gives effect to the following as if they had occurred on February 1, 2015:

•	JJill Holdings’ acquisition of approximately 94% of the outstanding interests of Jill Intermediate LLC and JJill Topco Holdings’ acquisition of approximately 6% of the outstanding interests of Jill Intermediate LLC and our election to push down the effects of the Acquisition to our consolidated financial statements; and

•	The related Acquisition financing as provided for under the Term Loan for $250.0 million and the ABL Facility for $40.0 million (the “Financing”).

The unaudited pro forma consolidated financial information presented is based on available information and assumptions we believe are reasonable and does not include the impacts of any revenue, cost, or other operating synergies that may result from the acquisition. The unaudited pro forma consolidated statement of operations is presented for illustrative purposes and does not purport to represent what the results of operations would actually have been if the Acquisition and the Financing had occurred as of the dates indicated or what the results of operations would be for any future periods.

J.Jill, Inc.

Consolidated Statements of Operations

For the Twelve Months Ended January 28, 2017 (Successor) and January 30, 2016 (Pro Forma)

(Unaudited)

(Amounts in thousands)

	Successor	Pro Forma			Historical
	For the Twelve Months Ended January 28, 2017	For the Twelve Months Ended January 30, 2016	Pro Forma Adjustments		For the Period May 8, 2015 - January 30, 2016 (Successor)	For the Period February 1, 2015 - May 7, 2015 (Predecessor)

Net sales	$639,056	$562,015			$420,094	$141,921
Cost of goods sold	211,117	188,852	(10,471	) (1)	155,091	44,232

Gross profit	427,939	373,163	10,471		265,003	97,689
Selling, general and administrative expenses	368,525	331,752	2,044	(2)	246,482	80,151
			1,943	(3)
			(250	) (4)
			(34	) (5)
			973	(6)
			443	(7)
Acquisition-related expenses	—	—	(13,341	) (8)	—	13,341

Operating income	59,414	41,411	18,693		18,521	4,197
Interest expense	18,670	16,893	401	(9)	11,893	4,599

Income (loss) before income taxes	40,744	24,518	18,292		6,628	(402)
Income tax expense	16,669	10,223	6,402	(10)	2,322	1,499

Net income (loss)	$24,075	$14,295	$11,890		$4,306	$(1,901)

Notes to Unaudited Pro Forma Consolidated Statement of Operations Adjustments:

(1)	Represents the elimination of the increase in cost of goods sold resulting from the amortization of the fair value step-up of merchandise inventory reflected in the purchase price allocation at the date of the Acquisition.
(2)	Represents the incremental depreciation expense resulting from the increase in fair value of certain fixed assets, reflected in the purchase price allocation at the date of the Acquisition.

(3)	Represents the incremental amortization expense resulting from the increase in fair value of certain definite-lived intangible assets, reflected in the purchase price allocation at the date of the Acquisition.
(4)	Represents the elimination of the management fee charged by our previous equity sponsor for the period from February 1, 2015 through May 7, 2015.
(5)	Represents the net decrease in amortization expense related to recognition of the fair value of favorable/unfavorable leases.
(6)	Represents incremental pro forma deferred rent expense resulting from the recalculation of deferred rent expense from the Acquisition.
(7)	Represents the incremental compensation expense related to certain management incentive bonuses awarded in connection with the Acquisition.
(8)	Represents the elimination of the transaction costs incurred in connection with the Acquisition.
(9)	Represents the net change in interest expense.
(10)	Represents the income tax effect for the above adjustments reflecting an estimated statutory tax rate of 35%.

J.Jill, Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted Net Income

For the Three Months Ended January 28, 2017 (Successor) and January 30, 2016 (Successor)

(Unaudited)

(Amounts in thousands)

	For the Three Months Ended January 28, 2017 (Successor)	For the Three Months Ended January 30, 2016 (Successor)

Net income	$2,045	$1,449
Adjustment: Prior period adjustment for tenant allowance(e)	(376)	—
Adjustment: Other non-recurring expenses(d)	2,909	390
Adjustment: Tax Provision(a)	(1,036)	(137)

Adjusted net income	$3,542	$1,702

Adjusted net income per share attributable to common stockholders
Basic	$0.08	$0.04
Diluted	$0.08	$0.04

Weighted average number of common shares outstanding
Basic	43,747,944	43,747,944
Diluted	43,747,944	43,747,944

	For the Three Months Ended January 28, 2017 (Successor)	For the Three Months Ended January 30, 2016 (Successor)

Net income	$2,045	$1,449
Interest expense	5,040	3,971
Provision for income taxes	3,744	781
Depreciation and amortization	8,939	8,586
Equity-based compensation expense(b)	165	51

Write-off of property and equipment(c)	—	189
Other non-recurring expenses(d)	2,909	390
Prior period adjustment for tenant allowance(e)	(376)	—

Adjusted EBITDA	$22,466	$15,417

Notes to the three months ended January 28, 2017 adjusted net income and adjusted EBITDA adjustments:

(a)	The tax provision adjustment for adjusted net income is estimated by applying the full year effective tax rate of 40.9% to the adjustments.

(b)	Represents expenses associated with equity incentive units granted to our management. Prior to the Acquisition, incentive units were accounted for as a liability-classified award and the related compensation expense was recognized based on changes in the intrinsic value of the award at each reporting period. Subsequent to the Acquisition, new incentive units were granted to management and are accounted for as equity-classified awards with the related compensation expense recognized based on fair value at the date of the grants.
(c)	Represents net gain or loss on the disposal of fixed assets.
(d)	Represents items management believes are not indicative of ongoing operating performance. These expenses are primarily composed of legal and professional fees associated with non-recurring events. The pro forma fiscal year 2015 expenses are primarily due to legal, accounting, and professional fees incurred in connection with the initial public offering.
(e)	Represents the prior period correction to recognize lease incentives as reductions of rental expense by the lessee on a straight-line basis over the term of the new lease, in accordance with ASC 840.

J.Jill, Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted Net Income

For the Twelve Months Ended January 28, 2017 (Successor) and January 30, 2016 (Pro Forma)

(Unaudited)

(Amounts in thousands)

	Successor	Pro Forma	Historical
	For the Twelve Months Ended January 28, 2017	For the Twelve Months Ended January 30, 2016	For the Period May 8, 2015 - January 30, 2016 (Successor)	For the Period February 1, 2015 - May 7, 2015 (Predecessor)

Net income (loss)	$24,075	$14,295	$4,306	$(1,901)
Adjustment: Prior period adjustment for tenant allowance(h)	(163)	—	—	—
Adjustment: Other non-recurring expenses(g)	9,734	1,784	1,600	184
Adjustment: Tax Provision(a)	(3,915)	(744)	(561)	686

Adjusted net income (loss)	$29,731	$15,335	$5,345	$(1,031)

Adjusted net income (loss) per share attributable to common stockholders
Basic	$0.68		$0.12	$(0.02)
Diluted	$0.68		$0.12	$(0.02)

Weighted average number of common shares outstanding
Basic	43,747,944		43,747,944	43,747,944
Diluted	43,747,944		43,747,944	43,747,944

	Successor	Pro Forma	Historical
	For the Twelve Months Ended January 28, 2017	For the Twelve Months Ended January 30, 2016	For the Period May 8, 2015 - January 30, 2016 (Successor)	For the Period February 1, 2015 - May 7, 2015 (Predecessor)

Net income (loss)	$24,075	$14,295	$4,306	$(1,901)
Interest expense	18,670	16,893	11,893	4,599
Provision (benefit) for income taxes	16,669	10,223	2,322	1,499
Depreciation and amortization	36,227	37,802	28,702	5,147
Inventory step-up (b)	—	—	10,471	—
Acquisition-related expenses(c)	—	—	—	13,341
Sponsor fees(d)	—	—	—	250
Equity-based compensation expense(e)	623	609	168	441
Write-off of property and equipment(f)	385	349	237	112
Other non-recurring expenses(g)	9,734	1,784	1,600	184
Prior period adjustment for tenant allowance(h)	(163)	—	—	—

Adjusted EBITDA	$106,220	$81,955	$59,699	$23,672

Notes to twelve months ended January 28, 2017 adjusted net income and adjusted EBITDA adjustments:

(a)	The tax provision adjustment for adjusted net income is estimated by applying the full year effective tax rate of 40.9% to the adjustments.
(b)	Represents the impact to cost of goods sold resulting from the amortization of the step-up to fair value of merchandise inventory resulting from the application of a purchase accounting adjustment related to the Acquisition.
(c)	Represents transaction costs incurred in connection with the Acquisition, consisting substantially of legal and advisory fees, which are not expected to recur.
(d)	Represents management fees charged by our previous equity sponsors.
(e)	Represents expenses associated with equity incentive units granted to our management. Prior to the Acquisition, incentive units were accounted for as a liability-classified award and the related compensation expense was recognized based on changes in the intrinsic value of the award at each reporting period. Subsequent to the Acquisition, new incentive units were granted to management and are accounted for as equity-classified awards with the related compensation expense recognized based on fair value at the date of the grants.

(f)	Represents net gain or loss on the disposal of fixed assets.
(g)	Represents items management believes are not indicative of ongoing operating performance. These expenses are primarily composed of legal and professional fees associated with non-recurring events. The pro forma fiscal year 2015 expenses are primarily due to legal, accounting, and professional fees incurred in connection with the initial public offering.
(h)	Represents the prior period correction to recognize lease incentives as reductions of rental expense by the lessee on a straight-line basis over the term of the new lease, in accordance with ASC 840.

Contacts:

Investor Contact:

Caitlin Morahan/Joseph Teklits

ICR, Inc.

investors@jjill.com

203-682-8200

Media Contact:

Dan Clifford

media@jjill.com